EXHIBIT 3.4
-----------


                        URBAN SHOPPING CENTERS, INC.

                           ARTICLES SUPPLEMENTARY

         SERIES B CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK


      Urban Shopping Centers, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

      FIRST: The Board of Directors of the Corporation has classified and designated 773,515 unissued shares of series preferred stock, par value $.01 per share, of the Corporation as shares of Series B Cumulative Convertible Redeemable Preferred Stock ("Series B Preferred Stock"), with the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof as follows, which upon any restatement of the Corporation's charter (the "Charter") shall be made part of Article Fifth thereof, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

      SECTION 1. NUMBER OF SHARES AND DESIGNATION. The Series B Preferred Stock shall be designated as "Series B Cumulative Convertible Redeemable Preferred Stock" and the authorized number of shares of Series B Preferred Stock constituting such series shall be 773,515, which number may be decreased from time to time by the Board pursuant to Section 6 upon reacquisition thereof in any manner, or by retirement thereof.

      SECTION 2. DEFINITIONS. For purposes of the Series B Preferred Stock, the following terms shall have the meanings indicated:

            "Act" shall mean the Securities Act of 1933, as amended.

            "Affiliate" shall mean, with respect to any Person, a Person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

            "Base Common Stock Dividend" shall have the meaning set forth in paragraph (a) of Section 9.

            "Board" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Stock.

            "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in Chicago, Illinois are not required to be open.

            "Call Date" shall have the meaning set forth in Section 5(b).

            "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation or the Corporation's capital stock into which the outstanding Common Stock is reclassified.

            "Conversion Price" shall mean the conversion price per share of Common Stock for which each share of Series B Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7(d). The initial Conversion Price shall be $32.32 (equivalent to an initial conversion rate of one share of Common Stock for each share of Series B Preferred Stock).

            "Current Market Price" of publicly traded shares of Common Stock or any other class or series of capital stock or other security of the Corporation or of any similar security of any other issuer for any day shall mean the closing price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case as reported on the principal national securities exchange on which such securities are listed or admitted for trading, or, if such security is not quoted on any national securities exchange, on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if such security is not quoted on NASDAQ, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day are not reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any New York Stock Exchange or National Association of Securities Dealers, Inc. member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer of the Corporation or the Board or if any class or series of securities is not publicly traded, the fair value of the shares of such class or series as determined reasonably and in good faith by the Board.

            "Distribution" shall have the meaning set forth in paragraph
(iii) of Section 7(d).

            "Dividend Payment Date" shall mean, with respect to any Dividend Period, (a) the date that cash dividends are paid on the Common Stock with respect to such Dividend Period or (b) if such dividends have not been paid on the Common Stock by 9:00 a.m., New York City time, on the 70th day from and including the last day of such Dividend Period, then on that 70th day; provided, further, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

            "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Series B Preferred Stock is redeemed pursuant to Section 5, which shall end on and include the Call Date with respect to the Series B Preferred Stock being redeemed.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Fair Market Value" shall mean the average of the daily Current Market Prices of a share of Common Stock during five consecutive Trading Days selected by the Corporation commencing not more than twenty Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "'ex' date," when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

            "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including December 31, 1998.

            "Issue Date" shall mean December 29, 1998.

            "Junior Stock" shall have the meaning set forth in Section
8(c).

            "NYSE" shall mean the New York Stock Exchange, Inc.

            "Parity Stock" shall have the meaning set forth in Section
8(b).

            "Person" shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

            "Senior Stock" shall have the meaning set forth in Section
8(a).

            "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distributions by the Board, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series B Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

            "Trading Day" shall mean, with respect to any securities, any day on which such securities are traded on the principal national securities exchange on which such securities are listed or admitted for trading or, if such securities are not listed or admitted for trading on any national securities exchange, NASDAQ or, if such securities are not listed or admitted for trading on NASDAQ, any Business Day.

            "Transaction" shall have the meaning set forth in Section 7(e).

            "Transfer Agent" means such transfer agent as may be designated by the Board or its designee as the transfer agent for the Series B Preferred Stock; provided that, if the Corporation has not designated a transfer agent, then the Corporation shall act as the transfer agent for the Series B Preferred Stock.

            "Voting Preferred Stock" shall have the meaning set forth in
Section 9.

      SECTION 3.  DIVIDENDS.

            (a) The holders of Series B Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share equal to the greater of (i) the base dividend of $0.525 per quarter (the "Base Rate") or (ii) the cash dividends declared on the number of shares of Common Stock, or portion thereof, into which a share of Series B Preferred Stock would then be convertible, without regard to any time restrictions on the convertibility of the Series B Preferred Stock. The amount referred to in clause (ii) of this paragraph (a) with respect to each succeeding Dividend Period shall be determined as of the applicable Dividend Payment Date by multiplying the number of shares of Common Stock, or portion thereof calculated to the fourth decimal point, into which a share of Series B Preferred Stock would then be convertible (without regard to any time restrictions on the convertibility of the Series B Preferred Stock) at the opening of business on such Dividend Payment Date (based on the Conversion Price then in effect) by the aggregate cash dividends payable or paid for such Dividend Period in respect of a share of Common Stock outstanding as of the record date for the dividend payable on the Common Stock for such Dividend Period. If (A) the Corporation pays a cash dividend on the Common Stock after the Dividend Payment Date for the corresponding Dividend Period and (B) the dividend on the Series B Preferred Stock for such Dividend Period calculated pursuant to clause (ii) of this paragraph (a), taking into account the Common Stock dividend referenced in clause (A), exceeds the dividend previously declared on the Series B Preferred Stock for such Dividend Period, the Corporation shall pay an additional dividend to the holders of the Series B Preferred Stock on the date that the Common Stock dividend referenced in clause (A) is paid, in an amount equal to the difference between the dividend calculated pursuant to clause (B) and the dividends previously declared on the Series B Preferred Stock with respect to such Dividend Period. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends are declared or there are funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Series B Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record date as is fixed by the Board which shall be not more than 60 days prior to the corresponding Dividend Payment Date and, within such 60-day period, shall be the same date as the record date for the regular quarterly dividend payable on the Common Stock for such Dividend Period (or, if there is no such record date for the Common Stock, then such date as the Board may fix). Accumulated, accrued and unpaid dividends for any past Dividend Periods may be authorized or declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such record date as may be fixed by the Board which shall be not more than 45 days prior to the corresponding payment date.

            (b) The amount of dividends payable per share of Series B Preferred Stock for the Initial Dividend Period, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of a 360-day year of twelve 30-day months. Holders of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends as herein provided on the Series B Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

            (c) So long as any of the Series B Preferred Stock is outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any class or series of Parity Stock for any period unless all accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods with respect to the Series B Preferred Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart for payment as provided above, all dividends declared on the Series B Preferred Stock and all dividends declared on any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series B Preferred Stock and on such Parity Stock.

            (d) So long as any of the Series B Preferred Stock is outstanding, no dividends (other than dividends or distributions paid in, or options, warrants or rights to subscribe for or purchase, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any class or series of Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Stock) directly or indirectly by the Corporation (except by conversion into or exchange for Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of Junior Stock in respect thereof directly or indirectly by the Corporation unless in each case (i) all dividends (including all accumulated, accrued and unpaid dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods with respect to the Series B Preferred Stock and all past dividend periods with respect to any Parity Stock and (ii) a sum sufficient for the payment thereof has been or contemporaneously is paid or set apart for payment of the dividend for the current Dividend Period with respect to the Series B Preferred Stock and the current dividend period with respect to any Parity Stock.

      SECTION 4.  LIQUIDATION PREFERENCE.

            (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or
distribution of the assets of the Corporation (whether   capital or
surplus) shall be made to or set apart for the holders of Junior Stock, the holders of Series B Preferred Stock shall be entitled to receive $32.32 per share of Series B Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, if any; but such holders shall not be entitled to any further payment. Until the holders of the Series B Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment shall be made to any holder of Junior Stock upon any liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders of Series B Preferred Stock are insufficient to pay in full such preferential amount and liquidating payments on any other class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Stock and any such other Parity Stock ratably in proportion to the respective amounts which would be payable on such Series B Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

            (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment has been made in full to the holders of Series B Preferred Stock and any Parity Stock as provided in this Section 4, any other series or class of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock and any Parity Stock shall not be entitled to share therein.

            (c) For purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets or
(iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

      SECTION 5.  REDEMPTION AT THE OPTION OF THE CORPORATION.

            (a) Subject to Section 11.3, Series B Preferred Stock shall not be redeemable by the Corporation prior to the sixth anniversary of the Issue Date; provided, however, that if at any time fewer than 377,291 aggregate shares of Series A Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") and Series B Preferred Stock remain outstanding (which number shall be adjusted proportionately to reflect any stock dividends, splits, reverse splits or combinations in the Series A Preferred Stock and Series B Preferred Stock), the Corporation may redeem all, but not less than all, such shares of Series B Preferred Stock at any time in the manner provided in this Section 5; provided further, however, that if the Corporation exercises such right to redeem such shares of Series B Preferred Stock, the Corporation must simultaneously redeem all of the Series A Preferred Stock then outstanding according to the terms of the Articles Supplementary for the Series A Preferred Stock. On and after the sixth anniversary of the Issue Date, the Corporation, at its option, may redeem Series B Preferred Stock, in whole at any time or in part from time to time, at a redemption price payable in cash equal to the Liquidation Preference, plus all accrued and unpaid dividends to the Call Date.

            (b) Series B Preferred Stock shall be redeemed by the Corporation on the date specified in the notice to holders required under
Section 5(d) (the "Call Date"). The Call Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

            (c) Unless all dividends (including all accumulated, accrued and unpaid dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods with respect to the Series B Preferred Stock and all past dividend periods with respect to any Parity Stock, no shares of Series B Preferred Stock may be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Series B Preferred Stock, except pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series B Preferred Stock.

            (d) If the Corporation redeems shares of Series B Preferred Stock pursuant to Section 5(a), notice of such redemption shall be given to each holder of record of shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as it appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to any other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Call Date; (ii) the number of shares of Series B Preferred Stock to be redeemed and, if fewer than all shares held by such holder are to redeemed, the number of shares to be redeemed from such holder; (iii) the place or places at which certificates representing such shares are to be surrendered for cash; and
(iv) the then-current Conversion Price. If the Corporation has mailed notice of the redemption of any shares of Series B Preferred Stock as provided above, then from and after the Call Date (unless the Corporation fails to make available the amount of cash necessary to effect such redemption), (A) except as otherwise provided herein, dividends shall cease to accumulate or accrue on the shares called for redemption (except that, in the case of a Call Date which falls after a dividend record date and prior to the related Dividend Payment Date, holders of Series B Preferred

Stock on the dividend record date shall be entitled on such Dividend Payment Date to receive the dividend payable on such shares), (B) such shares shall no longer be deemed to be outstanding and (C) all rights of the holders thereof as holders of Series B Preferred Stock shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to make available the redemption price in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation deposits with a bank or trust company (which may be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares called for redemption. No interest shall accrue for the benefit of the holders of shares of Series B Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Series B Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

            As promptly as practicable after the surrender in accordance with such notice of the certificates representing any shares of Series B Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Corporation so requires and the notice so states), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by the Corporation from outstanding shares of Series B Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Series B Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board in its discretion to be equitable. If fewer than all shares of Series B Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holder thereof.

      SECTION 6. STATUS OF REACQUIRED STOCK. All shares of Series B Preferred Stock which are issued and reacquired in any manner by the Corporation (including shares of Series B Preferred Stock which are surrendered for conversion into Common Stock) shall be returned to the status of authorized but unissued shares of Series B Preferred Stock.

      SECTION 7. CONVERSION. At any time on or after the day which is 270 days after the Issue Date, holders of shares of Series B Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

            (a) Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Series B Preferred Stock shall have the right, at such holder's option, at any time on or after the day which is 270 days after the Issue Date, to convert such shares, in whole or in part, into the number of fully paid and non-assessable shares of authorized but previously unissued shares of Common Stock per each share of Series B Preferred Stock obtained by dividing the Liquidation Preference (excluding any accumulated, accrued and unpaid dividends) per share of Series B Preferred Stock by the Conversion Price (as in effect at the time and on the date specified in the last paragraph of Section 7(b)) and by surrendering such shares to be converted, such surrender to be made in the manner provided in Section 7(b); provided, however, that the right to convert shares of Series B Preferred Stock called for redemption pursuant to Section 5 shall terminate at the close of business on the Call Date fixed for such redemption, unless the Corporation defaults in making payment of cash payable upon such redemption under Section 5.

            (b) In order to exercise the conversion right, the holder of each share of Series B Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that such holder elects to convert such share of Series B Preferred Stock. Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such share of Series B Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

            Holders of shares of Series B Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

            As promptly as practicable after the surrender of certificates for shares of Series B Preferred Stock as provided above, the Corporation shall issue and deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock in accordance with the provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 7(c).

            Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series B Preferred Stock have been surrendered and such notice has been received by the Corporation as provided above, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation are closed on such date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares were surrendered and such notice was received by the Corporation. If the dividend payment record dates for the Series B Preferred Stock and Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of shares of Series B Preferred Stock whose shares are converted into Common Stock does not receive dividends on both the shares of Series B Preferred Stock and the Common Stock into which such shares are converted for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent, and the Transfer Agent is authorized to ensure, that no conversion after the earlier of such record dates will be accepted until after the later of such record dates.

            (c) No fractional shares of Common Stock or scrip representing fractions of a share of Common Stock shall be issued upon conversion of Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon conversion of a share of Series B Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share is surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

            (d) The Conversion Price shall be adjusted from time to time as follows:

                  (i) If the Corporation after the Issue Date (A) pays a dividend or makes a distribution on its capital stock in shares of Common Stock, (B) subdivides its outstanding Common Stock into a greater number of shares, (C) combines its outstanding Common Stock into a smaller number of shares or (D) issues any shares of capital stock by reclassification of its outstanding Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock (or fraction of a share of Common Stock) which such holder would have owned or been entitled to receive after the happening of any of the events described above if such share of Series B Preferred Stock had been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in Section 7(h)) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                  (ii) If the Corporation after the Issue Date issues rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date described below) to subscribe for or purchase Common Stock at a price per share less than 95% (100% if a stand-by underwriter is used which charges the Corporation a commission) of the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (2) the number of shares which could be purchased at 95% (100% if a stand-by underwriter is used which charges the Corporation a commission) of such Fair Market Value from the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Stock, and the denominator of which shall be the sum of (3) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (4) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in Section 7(h)). In determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase Common Stock at less than 95% (100% if a stand-by underwriter is used which charges the Corporation a commission) of such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board.

                  (iii) If the Corporation after the Issue Date makes a distribution on its Common Stock other than in cash or Common Stock (including any distribution in securities (other than rights, options or warrants referred to in paragraph (ii) of Section 7(d)) (each of the foregoing being referred to herein as a "distribution"), then the Conversion Price in effect at the opening of business on the day next following the record date for determination of stockholders entitled to receive such distribution shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the record date by (B) a fraction, the numerator of which shall be the difference between (1) the number of shares of Common Stock outstanding on the close of business on the record date and (2) the number of shares determined by dividing (x) the aggregate value of the property being distributed by (y) the Fair Market Value per share of Common Stock on the record date, and the denominator of which shall be the number of shares of Common Stock outstanding on the close of business on the record date. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided below). The value of the property being distributed shall be determined in good faith by the Board; provided, however, that, if the property being distributed is a publicly traded security, its value shall be calculated in accordance with the procedure for calculating the Fair Market Value of a share of Common Stock (calculated for a period of five consecutive Trading Days commencing on the twentieth Trading Day after the distribution). Neither the issuance by the Corporation of rights, options or warrants to subscribe for or purchase securities of the Corporation nor the exercise thereof shall be deemed a distribution under this paragraph (iii).

                  (iv) If the Corporation after the Issue Date acquires, pursuant to an issuer or self tender offer, all or any portion of the outstanding Common Stock and such tender offer involves the payment of consideration per share of Common Stock having a fair market value (as determined in good faith by the Board), at the last time (the "Expiration Time") tenders may be made pursuant to such offer, which exceeds the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Time, then the Conversion Price in effect on the opening of business on the Trading Day next succeeding the Expiration Time shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the Expiration Time by (B) a fraction, the numerator of which shall be (1) the number of shares of Common Stock outstanding (including the shares acquired in the tender offer (the "Acquired Shares")) immediately prior to the Expiration Time, multiplied by (2) the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Time, and the denominator of which shall be the sum of (3) the fair market value (determined as provided above) of the aggregate consideration paid to acquire the Acquired Shares and (4) the product of (x) the number of shares of Common Stock outstanding (less any Acquired Shares) at the Expiration Time, multiplied by (y) the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Time.

                  (v) No adjustment to the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this paragraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this paragraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment to the Conversion Price for the issuance of (A) any Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of optional amounts in Common Stock under such plan or (B) any options, rights or Common Stock pursuant to any stock option, stock purchase or other stock-based plan maintained by the Corporation. All calculations under this Section 7 shall be made to the nearest cent (with $0.005 being rounded upward) or to the nearest one-tenth of a share (with 0.05 of a share being rounded upward), as the case may be. Anything in this Section 7(d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this Section 7(d), as it in its discretion determines to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders are not taxable, or if that is not possible, to diminish any income taxes which are otherwise payable because of such event.

            (e) If the Corporation is a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for at least one-third of the shares of Common Stock outstanding, a sale of all or substantially all of the Corporation's assets or a recapitalization of the Common Stock, but excluding any transaction as to which paragraph (i) of Section 7(d) applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock are converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series B Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of shares of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction (without giving effect to any Conversion Price adjustment pursuant to paragraph (iv) of Section 7(d)). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this
Section 7(e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Stock which contains provisions enabling the holders of the Series B Preferred Stock which remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this Section 7(e) shall similarly apply to successive Transactions.

            (f)   If:

                  (i) the Corporation declares a dividend (or any other distribution) on the Common Stock (other than cash dividends and cash distributions); or

                  (ii) the Corporation authorizes the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or

                  (iii) there is any reclassification of the outstanding Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, or an issuer or self tender offer for at least one-third of the outstanding shares of Common Stock (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor has been adopted), or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

                  (iv) there occurs the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to each holder of shares of Series B Preferred
Stock at such holder's address as shown on the stock records of the Corporation, as promptly as possible, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

    (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of shares of Series B Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

    (h) In any case in which Section 7(d) provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount of cash in lieu of any fraction pursuant to Section 7(c).

            (i) There shall be no adjustment of the Conversion Price in case of the issuance of any capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7.

            (j) If the Corporation takes any action affecting the Common Stock, other than action described in this Section 7, which in the opinion of the Board would materially and adversely affect the conversion rights of the holders of Series B Preferred Stock, the Conversion Price for the Series B Preferred Stock may be adjusted downward, to the extent permitted by law, in such manner, if any, and at such time as the Board, in its sole discretion, may determine to be equitable under the circumstances.

            (k) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon conversion of all outstanding shares of Series B
Preferred Stock not theretofore converted into Common Stock. For purposes of this Section 7(k), the number of shares of Common Stock which are deliverable upon conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder (and without regard to the Ownership Limit set forth in the Charter of the Corporation).

            The Corporation covenants that any shares of Common Stock issued upon conversion of the shares of Series B Preferred Stock shall be validly issued, fully paid and nonassessable.

            The Corporation shall use its best efforts to list the shares of Common Stock required to be delivered upon conversion of the shares of Series B Preferred Stock, prior to such delivery, on each national securities exchange, if any, on which the outstanding shares of Common Stock are listed at the time of such delivery.

            (l) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issuance or delivery of Common Stock or other securities or property on conversion or redemption of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common
Stock or other securities or property in a name other than that of the holder of the Series B Preferred Stock to be converted or redeemed, and no such issuance or delivery shall be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.


            (m) In addition to any other adjustment required hereby, to the extent permitted by law, the Corporation from time to time may decrease the Conversion Price by any amount, permanently or for a period of at least twenty Business Days, if the decrease is irrevocable during the period.

            (n) Notwithstanding anything to the contrary contained in this Section 7, conversion of Series B Preferred Stock pursuant to this
Section 7 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Limit (as defined in the Charter), after taking into account any waiver of such limitation granted to any holder of Series B Preferred Stock.

      SECTION 8. RANKING. Any class or series of capital stock of the Corporation shall be deemed to rank:

            (a) senior to the Series B Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Stock ("Senior Stock");

            (b) on a parity with the Series B Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series B Preferred Stock, if the holders of such class or series and the Series B Preferred Stock are entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock");
and

            (c) junior to the Series B Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series is Common Stock or if the holders of Series B Preferred Stock are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series ("Junior Stock").

      SECTION 9.  VOTING.

            (a) If and whenever (i) four quarterly dividends (whether or not consecutive) payable on the Series B Preferred Stock or any series or class of Parity Stock are in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, (ii) for four consecutive quarterly dividend periods, the Corporation fails to pay dividends on the Common Stock in an amount per share at least equal to $0.525 per share (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to Section 7(d)) (the "Base Common Stock Dividend") or
(iii) the Corporation fails to satisfy the test set forth in Section 12(a), then the number of directors then constituting the Board shall be increased by two (or by three if the number of directors then constituting the Board is more than 11 (without including any directors elected pursuant to this Section 9(a) or similar types of provisions with respect to Voting Preferred Stock (as defined below)) if not already increased by reason of similar types of provisions with respect to Voting Preferred Stock) and the holders of Series B Preferred Stock, together with the holders of every other series or class of Parity Stock (any other such series, the "Voting Preferred Stock"), voting as a single class regardless of series, shall be entitled to elect the additional directors to serve on the Board at any annual meeting of stockholders or a special meeting held in lieu thereof, or at a special meeting of the holders of the Series B
Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Notwithstanding the preceding sentence, if fewer than 1,886,457 aggregate shares of the Series A Preferred Stock and Series B Preferred Stock (which number shall be adjusted proportionately to reflect any stock dividends, splits, reverse splits or combinations in the Series A Preferred Stock and Series B Preferred Stock) remain outstanding, and one or more of the conditions referred to in clauses (i) through
(iii) of the preceding sentence exists, then the number of directors then constituting the Board shall be increased by only one (or by only two if the number of directors then constituting the Board is more than 11 (without including any directors elected pursuant to this Section 9(a) or similar types of provisions with respect to Voting Preferred Stock) if not already increased by reason of similar types of provisions with respect to Voting Preferred Stock) and the holders of Series B Preferred Stock, together with the holders of every other series or class of Voting Preferred Stock, voting as a single class regardless of series, shall be entitled to elect the additional director(s) to serve on the Board at any annual meeting of stockholders or a special meeting held in lieu thereof, or at a special meeting of the holders of the Series B Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever
(A) in the case of an arrearage in dividends described in clause (i), all dividends in arrears on the Series B Preferred Stock and the Voting Preferred Stock then outstanding have been paid and a sum sufficient for the payment thereof has been set apart for payment of the dividend for the current dividend for two consecutive quarterly dividend periods, (B) in the case of an arrearage in dividends described in clause (ii), the Corporation makes a quarterly dividend payment on the Common Stock in an amount per share equal to or exceeding the Base Common Stock Dividend for two consecutive quarterly dividend periods, or (C) in the case of a failure described in clause (iii), the Corporation satisfies the test set forth in Section 12(a) for two consecutive fiscal quarters, then the right of the holders of the Series B Preferred Stock and the Voting Preferred Stock to elect such additional directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all Persons elected as directors by the holders of the Series B Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board shall be reduced accordingly. At any time after such voting power have been so vested in the holders of Series B Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Series B Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series B Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series B Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock records of the Corporation. The directors elected at such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office has not previously terminated as provided above. If any vacancy occurs among the directors elected by the holders of the Series B Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board, upon the nomination of the then-remaining director elected by the holders of the Series B Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office has not previously terminated as provided above.

            (b) So long as any Series B Preferred Stock is outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series B Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (i) Any amendment, alteration or repeal of any of the provisions of these Articles Supplementary, the Charter or the By-Laws of the Corporation which materially and adversely affects the voting powers, rights or preferences of the holders of the Series B Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Stock;
or

       (ii) The authorization, reclassification or creation of, the increase in the authorized amount of, or the issuance of, any class of Senior Stock or any security convertible into any class of Senior Stock (whether or not such class of Senior Stock is currently authorized); provided, however, that no such vote of the holders of Series B Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Series B Preferred Stock at the time outstanding.

   For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Series B Preferred Stock shall have one vote per share, except that when any other class or series of preferred stock shall have the right to vote with the Series B Preferred Stock as a single class on any matter, then the Series B Preferred Stock and such other class or series shall have with respect to such matters one vote per $100 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series B Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

      SECTION 10. RECORD HOLDERS. The Corporation and the Transfer Agent may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

      SECTION 11. OWNERSHIP RESTRICTIONS. The Series B Preferred Stock shall be subject to the restrictions and limitations set forth in Article Seventh of the Charter.

      SECTION 12.       FIXED CHARGE COVERAGE.

            (a) So long as any of the shares of Series B Preferred Stock are outstanding, if the Corporation or any subsidiary of the Corporation shall issue any preferred securities of such entity or incur any additional indebtedness for borrowed money and immediately following such issuance or incurrence and after giving effect to such issuance or incurrence and the application of the net proceeds therefrom, the Corporation's ratio of aggregate Consolidated EBITDA to aggregate Consolidated Fixed Charges for the four fiscal quarters immediately preceding such issuance would be less than 1.5 to 1.0, the holders of the Series B Preferred Stock shall have the rights provided in Section 9(a), unless the holders of at least two-thirds of the shares of the Series B Preferred Stock then outstanding consent to such issuance or incurrence.

      (b) "Consolidated EBITDA" for any period shall mean the consolidated net income of the Corporation (before minority interest, extraordinary items and other gains and losses) as reported in the Corporation's financial statements filed with the Securities and Exchange Commission increased by the sum of the following (without duplication):

              (i) all income and state franchise taxes paid or accrued according to generally accepted accounting principles ("GAAP") for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA);

             (ii) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount);

             (iii) depreciation and depletion reflected in such reported net income;

             (iv) amortization reflected in such reported net income including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (ii) above), goodwill, other intangibles and management fees;

                   (v) the non-cash portion of ground rent payable by the Corporation pursuant to that certain Lease dated as of December 31, 1990 between the Corporation and Teachers' Retirement System of the State of Illinois, as amended, to the extent deducted from consolidated net income; and

              (vi) any other non-cash charges or discretionary prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests).

        (c)   "Consolidated Fixed Charges" for any period means the sum of:

                   (i) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount but excluding non-cash interest expense on deferred ground rent);

            (ii) preferred stock dividend requirements for such period, whether or not declared or paid; and

           (iii) regularly scheduled amortization of principal during such period (other than any balloon payments at maturity).

      SECTION 13. SINKING FUND. The Series B Preferred Stock shall not be entitled to the benefit of any retirement or sinking fund.

      SECOND:      The Series B Preferred Stock has been classified and
designated by the Board under the authority contained in Article Fifth of the Charter.

      THIRD:       These Articles Supplementary have been approved by the
Board in the manner and by the vote required by law.

FOURTH:      The undersigned Executive Vice President acknowledges these
Articles Supplementary to be the act of the Corporation and, as to all other matters or facts required to be verified under oath, acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

      IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and attested to by its Secretary on this 22nd day of December, 1998.

                              URBAN SHOPPING CENTERS, INC.




                              By:   /s/ Adam S. Metz
                                    ------------------------------
                                    Adam S. Metz
                                    Executive Vice President


                              ATTEST:



                              /s/ Michael Hilborn
                              ------------------------------
                              Michael Hilborn
                              Secretary